UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2005

Monolithic System Technology, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

755 N. Mathilda Avenue
Sunnyvale, California 94085
(Address of principal executive offices, with zip code)

(408) 731-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement.

Effective September 30, 2005, Karen Lamar, has resigned as Vice President of Sales and Marketing of Monolithic System Technology, Inc. (“Company”) and pursuant to a separation agreement dated as of September 28, 2005 will be paid $95,000 and entitled to no further compensation from the Company.

On October 3, 2005, the Company and Dhaval Ajmera entered into an employment offer letter agreement, under which Mr. Ajmera will become Vice President of Sales and Business Development of the Company on October 3, 2005, receive an annualized base salary of $190,000, be eligible to receive quarterly bonuses based upon the achievement of stated objectives, and, upon action by the compensation committee of the board of directors, will be granted options to purchase 300,000 shares of common stock under the Company’s Amended and Restated 2000 Stock Option and Equity Incentive Plan. Twenty-five percent of the total number of shares subject to the options will vest on the first anniversary of Mr. Ajmera’s employment with the Company, and the balance will vest ratably at the end of each successive calendar month, subject to continued employment.

Mr. Ajmera has over twenty years of cumulative executive management experience in engineering, sales, marketing and business development at companies including AMD, National Semiconductor and Sun Microsystems.  Most recently, Mr. Ajmera was Vice President of North America Sales at CEVA, Inc., a licensor of digital signal processing cores and platform-level intellectual property to semiconductor and electronic industries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOLITHIC SYSTEM TECHNOLOGY, INC.

Date: October 4, 2005	By:	/s/ Mark Voll
Mark Voll
Vice President, Finance & Administration, Chief Financial Officer, Secretary